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News release

Media contact: Erick Gustafson Marsh McLennan +1 202 263 7788 erick.gustafson@mmc.com	Investor contact: Sarah DeWitt Marsh McLennan +1 212 345 6750 sarah.dewitt@mmc.com

Marsh McLennan to acquire McGriff Insurance Services
NEW YORK, September 30, 2024 – Marsh McLennan (NYSE: MMC), a global leader in risk, strategy and people, today announced that it has reached an agreement through its Marsh McLennan Agency business to acquire McGriff Insurance Services, LLC, an affiliate of TIH. McGriff is a leading provider of insurance broking and risk management services in the United States, with $1.3 billion of revenue for the trailing twelve months ended June 30, 2024. The transaction will enhance Marsh McLennan Agency’s capabilities across commercial property and casualty, employee benefits, management liability and personal lines.
Under the terms of the transaction, Marsh McLennan will pay $7.75 billion in cash consideration, funded by a combination of cash and proceeds from debt financing. In conjunction with the transaction, Marsh McLennan will assume a deferred tax asset valued at approximately $500 million. The transaction is targeted to close by year-end, subject to regulatory clearance and other standard closing conditions.
“McGriff is a business with excellent leadership, outstanding talent and a record of strong growth. The firm complements Marsh McLennan Agency’s capabilities and culture, and I am excited about future opportunities with them as part of our company,” said John Doyle, President and CEO of Marsh McLennan.
“Marsh McLennan Agency has long held McGriff’s legacy and reputation in the highest regard. Their client-centric focus, culture and proven record of success mirror our own. The firm will be an important addition to the business we have built over 15 years,” commented David Eslick, Chairman and CEO of Marsh McLennan Agency. “Together, our talent and expertise will deliver actionable solutions that help clients build the confidence to thrive.”
Read Davis, CEO of McGriff added: “Marsh McLennan’s global resources and insights will enable us to deliver even greater value to those we serve while creating exciting opportunities for the growth and development of our team. This combination is a reflection of the quality of the McGriff team, and I am excited for our future together.”

Founded in 1886, McGriff specializes in providing commercial property and casualty insurance, surety, employee benefits and personal lines insurance solutions to businesses and individuals across the US. Upon closing, the McGriff team of more than 3,500 employees, including CEO Read Davis, will join Marsh McLennan Agency and continue to operate from their existing office locations.
About Marsh McLennan
Marsh McLennan (NYSE: MMC) is a global leader in risk, strategy and people, advising clients in 130 countries across four businesses: Marsh, Guy Carpenter, Mercer and Oliver Wyman. With annual revenue of $23 billion and more than 85,000 colleagues, Marsh McLennan helps build the confidence to thrive through the power of perspective. For more information, visit marshmclennan.com, or follow on LinkedIn and X.
About McGriff
An affiliate of TIH, LLC, McGriff Insurance Services, LLC is a full-service insurance broker providing risk management and insurance solutions to clients across the United States. The firm’s coverages include commercial property and casualty, corporate bonding and surety services, cyber, management liability, captives, and alternative risk transfer programs, small business, employee benefits, title insurance, personal lines, and life and health. For more information, please visit www.McGriff.com.